NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Pricing of $500 Million Senior Notes due 2021

PITTSBURGH, Nov. 22, 2013/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that its wholly-owned subsidiary, WESCO Distribution, Inc. (the "Company"), priced its offering of $500 million aggregate principal amount of senior notes due 2021 (the "Notes"). The offering was upsized from the previously announced $400 million amount. The private offering is exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act").
The Notes will be guaranteed by WESCO International, Inc., will bear interest at an annual rate of 5.375% and are being issued at 100% of their face value. The closing of the Notes offering is expected to occur on November 26, 2013, subject to customary closing conditions.
The Company intends to use all or a portion of the net proceeds from the offering of the Notes to repay amounts outstanding under the Company’s U.S. sub-facility of its term loan facility. As a result, the Company plans to record a non-cash, pre-tax charge of approximately $13 million in the fourth quarter to recognize deferred financing fees and unamortized debt discount related to the portion of the term loan financing that is being repaid.
This is not an offer to sell or the solicitation of an offer to buy any securities. The Notes and related guarantee are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantee have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2012 annual sales were approximately $6.6 billion. WESCO employs approximately 9,000 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as WESCO's other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Vice President and Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com